Exhibit 2.12

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 28, 2018, by and among Open Counter Enterprises Inc., a Delaware corporation (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), GTY OC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the OC Holders’ Representative, is effective as of February 19, 2019. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Company, GTY, Merger Sub and Shareholder Representative Services LLC are Parties to the Merger Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, and for their mutual benefit, the parties hereto agree as follows:

AGREEMENT

1.            Amendment of Section 1.2(b) of the Merger Agreement. Section 1.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read:

“(b) OC Shares. Each OC Holder shall have the right to receive as of the Closing (i) the Merger Shares, less the Escrow Shares, payable to such OC Holder in accordance with such OC Holder’s OC Shares Allocation Percentage and the procedures set forth in Section 1.3, (ii) the OC Holder Cash Consideration payable to such OC Holder in accordance with such OC Holder’s Cash Allocation Percentage and the procedures set forth in Section 1.3 and (iii) the Escrow Shares and Cash Escrow Amount, if any, in accordance with such OC Holder’s OC Shares Allocation Percentage and Cash Allocation Percentage, respectively, in each case that are distributed to such OC Holder pursuant to the terms of this Agreement, the Escrow Agreement or otherwise, as and when such distributions are required to be made, and such OC Holder shall cease to have any further rights as a holder of OC Shares.”

2.              Amendment of Section 10.1 of the Merger Agreement. Section 10.1 of the Merger Agreement is hereby amended and restated in its entirety to read:

“10.1 Fees and Expenses. Except as specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that upon and subject to the occurrence of the Closing, the total Transaction expenses of each Party (including reasonable Transaction Expenses) shall be paid or reimbursed (i) from the working capital of GTY or (ii) by virtue of including the Company Paid Transaction Expenses in the Closing Date Cash amount. With respect to the Company Payable Transaction Expenses, the Company shall provide GTY prior to the Closing with a memo (the “Funds Flow Memo”) describing, among other things, the payment recipients, amounts and wire instructions associated with each of the Company Payable Transaction Expenses, and GTY shall ensure that such Company Payable Transaction Expenses are paid at the Closing to such recipients, in such amounts, according to such wire instructions, as each are set forth in the Funds Flow Memo.”

3.              Amendments of Article 9 of the Merger Agreement.

(a)         Article 9 of the Merger Agreement is hereby amended to add the following definitions in the appropriate alphabetical sequence:

““Company Paid Transaction Expenses” means an amount equal to those Transaction Expenses of the Company paid by the Company prior to the Closing.”

““Company Payable Transaction Expenses” means an amount equal to those Transaction Expenses of the Company which are unpaid and outstanding immediately prior to the Closing.”

““Funds Flow Memo” has the meaning set forth in Section 10.1.”

(b)         The definition of “Closing Date Cash” set forth in Article 9 of the Merger Agreement is hereby amended and restated in its entirety to read:

““Closing Date Cash” means an amount equal to (i) Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date plus (ii) the Company Paid Transaction Expenses.”

4.            Miscellaneous.

(a)         From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Merger Agreement as amended hereby.

(b)         Except as specifically set forth above, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)         This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)          Sections 10.5 through 10.15 of the Merger Agreement apply to this Amendment mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

OPEN COUNTER ENTERPRISES INC.

By:	/s/ Joel Mahoney
Name: Joel Mahoney
Title: Chief Executive Officer

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

GTY OC MERGER SUB, INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as OC Holders’ Representative

By:	/s/ Kimberley Angilly
Name: Kimberley Angilly
Title: Director